Exhibit 99.1



Valero L.P. Announces Pricing of 1,075,000 Common Units

SAN ANTONIO, Texas, August 6, 2003 - Valero L.P. (NYSE: VLI) announced the pricing on August 5, 2003 of 1,075,000 common units at a public offering price of $41.15 per unit. All units are being sold by Valero L.P. The offering is scheduled to close on August 11, 2003.

Valero L.P. has granted the underwriter the option to purchase up to an additional 161,250 common units to cover over-allotments, if any. The partnership intends to use the net proceeds for working capital and general partnership purposes, including future acquisitions and expansion capital projects.

Lehman Brothers acted as the sole underwriter for the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein. There shall not be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus supplement and the related prospectus.

When available, copies of the final prospectus supplement and related prospectus for this offering may be obtained from the offices of Lehman Brothers Inc., Equity Capital Markets, 745 7th Avenue, 3rd Floor, New York, NY 10019.

About Valero L.P.

Valero L.P. owns and operates crude oil and refined product pipelines, refined product terminals and refinery feedstock storage assets primarily in Texas, New Mexico, Colorado, Oklahoma and California. The partnership transports refined products from Valero Energy's refineries to established and growing markets in the Mid-Continent, Southwest and the Texas-Mexico border region of the United States. In addition, its pipelines and storage facilities primarily supply seven of Valero Energy's key refineries with crude oil and other feedstocks as well as provide access to domestic and foreign crude oil sources.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995 regarding future events and the future financial performance of Valero L.P. All forward-looking statements are based on the partnership's beliefs as well as assumptions made by and information currently available to the partnership. These statements reflect the partnership's current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in Valero L.P.'s 2002 annual report on Form 10-K and subsequent filings with the Securities and Exchange Commission.

     CONTACT:  Valero L.P., San Antonio
               Investors, Eric Fisher, Director, Investor Relations:
               210/370-2896
               or
               Media, Mary Rose Brown, Senior Vice President,
               Corporate Communications: 210/370-2314
               Web Site:  http://www.valerolp.com